Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated February 24, 2011

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-8 of product supplement VCN-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.25	$
Proceeds, before expenses, to Bank of America Corporation	$9.75	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.20 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.75 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be in March or April 2011, the settlement date may occur in March or April 2011, and the maturity date may occur in March or April 2017. Any reference in this term sheet to the month in which the pricing date, the settlement date, coupon payment dates, redemption dates, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.
March , 2011

Units

Expected Pricing Date*

March     , 2011

Variable Coupon Notes

Settlement Date*

April     , 2011

Linked to a Basket of 16 Common Equity Securities,

Maturity Date*

April     , 2017

due April     , 2017

CUSIP No.

$10 principal amount per unit

Term Sheet No.

Variable Coupon Notes

Annual coupon payments based on the average performance of an equally-weighted basket of 16 common equity securities (the “Basket Stocks”), subject to a maximum Coupon Rate of 8.00% to 12.00% per annum and a Minimum Coupon Rate of 2.00% per annum

Payment of principal amount and the final coupon payment at maturity

A maturity of approximately six years

Payment of interest and repayment of principal at maturity are subject to the credit risk of Bank of America Corporation

No listing on any securities exchange

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Market Downside Protection

Summary

The Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April     , 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and all payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes provide investors with annual interest payments based upon the performance of an equally-weighted basket (the “Basket”) of 16 common equity securities. The Basket consists of the following common equity securities:

Basket Stock	Ticker	Weight	Initial Share Price
American Express Company	AXP	6.25%
Apple Inc.	AAPL	6.25%
Barrick Gold Corporation	ABX	6.25%
Cisco Systems, Inc.	CSCO	6.25%
Citigroup Inc.	C	6.25%
Corning Incorporated	GLW	6.25%
Ford Motor Company	F	6.25%
Goldcorp, Inc.	GG	6.25%
Halliburton Company	HAL	6.25%
Home Depot Inc.	HD	6.25%
Las Vegas Sands Corp.	LVS	6.25%
QUALCOMM, Inc.	QCOM	6.25%
SanDisk Corporation	SNDK	6.25%
UnitedHealth Group Incorporated	UNH	6.25%
Wal-Mart Stores, Inc.	WMT	6.25%
Yahoo! Inc.	YHOO	6.25%

The notes are not traditional debt securities, and investors may not earn interest on their investment above the minimum coupon of 2.00% per annum.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement VCN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Variable Coupon Notes	TS-2

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately six years
Initial Share Price:	For each Basket Stock, the Initial Share Price will be the Volume Weighted Average Price of the Basket Stock listed in the table immediately above.
Volume Weighted Average Price:

Absent a determination of manifest error, the price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Basket Stock taking place on all U.S. exchanges on the pricing date from approximately 9:30 a.m. to 4:02 p.m. for Basket Stocks whose primary exchange is the New York Stock Exchange, and from 9:30 a.m. to 4:05 p.m. for Basket Stocks whose primary exchange is the Nasdaq Global Select Market.

Annual Level:	For each Basket Stock, the Annual Level will be the Closing Price of one share of the Basket Stock on the applicable Coupon Determination Date, multiplied by its Price Multiplier.
Coupon Determination Dates:

Each of the six anniversary dates of the pricing date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with the sale of the notes, subject to postponement as described on page S-20 of product supplement VCN-2 if it is determined that a scheduled Coupon Determination Date is not a trading day or if a Market Disruption Event occurs on a scheduled Coupon Determination Date.

Coupon Payment Dates:	Annually, on April , of each year or, if that day is not a business day, the next following business day.
Coupon Payments:

On each Coupon Payment Date, the applicable Coupon Payment payable on the notes will equal the product of the principal amount and the Coupon Rate determined on the applicable Coupon Determination Date.

Minimum Coupon Rate:	2.00% per annum.
Auto-Cap:	8.00% to 12.00%. The actual Auto-Cap will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with the sale of the notes.
Return Floor:	Not applicable
Price Multiplier:	For each Basket Stock, 1, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page S-22 of product supplement VCN-2.
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Coupon Payment for the Notes

On each Coupon Determination Date, the Performance Level for each Basket Stock will be determined as follows:

Variable Coupon Notes	TS-3

Hypothetical Coupon Rate Calculations

Examples

Set forth below are examples of the calculations of the hypothetical Coupon Rates (rounded to nearest ten-thousandth and expressed as percentages) determined on each of the Coupon Determination Dates, based upon the Minimum Coupon Rate of 2.00% per annum and a hypothetical Auto-Cap of 10.00% (the midpoint of the Auto-Cap range of 8.00% to 12.00%). The examples illustrate, for the hypothetical Initial Share Prices set forth in the table below (the Closing Prices of the Basket Stocks on February 16, 2011), and a range of hypothetical Annual Levels on each Coupon Determination Date:

•	the hypothetical Stock Return and Performance Level of each Basket Stock;
•	the hypothetical Average Performance Level; and
•	the hypothetical Coupon Rate payable on the applicable Coupon Payment Date.

On the first Coupon Determination Date, the hypothetical Stock Return of each Basket Stock is less than zero. The Performance Level of each Basket Stock will equal its hypothetical Stock Return, resulting in a hypothetical Average Performance Level of –19.13%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate, the hypothetical Coupon Rate for April , 2012 is 2.00%.

On the second Coupon Determination Date, the hypothetical Stock Returns of eight Basket Stocks are less than zero, and the hypothetical Stock Returns of the other eight Basket Stocks are greater than zero. Because of the Auto-Cap, the Performance Levels of each of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Levels of each of the Basket Stocks with a Stock Return that is less than zero will equal its hypothetical Stock Return. The hypothetical Average Performance Level is -1.06%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate, the hypothetical Coupon Rate for April     , 2013 is 2.00%.

On the third Coupon Determination Date, the hypothetical Stock Return of one Basket Stock is less than zero, and the hypothetical Stock Return of each of the other Basket Stocks is greater than zero. Because of the Auto-Cap, the Performance Level of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Level of the Basket Stock with a Stock Return that is less than zero will equal its hypothetical Stock Return. The hypothetical Average Performance Level is 9.06%. Therefore, the hypothetical Coupon Rate for April     , 2014 is 9.06%.

On the fourth Coupon Determination Date, the hypothetical Stock Return of two Basket Stocks is less than zero, and the hypothetical Stock Return of each of the other Basket Stocks is greater than zero. Because of the Auto-Cap, the Performance Level of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Level of each of the Basket Stocks with a Stock Return that is less than zero will equal its hypothetical Stock Return. The hypothetical Average Performance Level is -1.56%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate, the hypothetical Coupon Rate for April     , 2015 is 2.00%.

On the fifth Coupon Determination Date, the hypothetical Stock Return of each Basket Stock is greater than zero. Because of the Auto-Cap, the Performance Level of each Basket Stock will equal the Auto-Cap. Therefore, even though the hypothetical average Stock Return is 14.13%, the hypothetical Coupon Rate for April     , 2016 is 10.00%.

On the sixth Coupon Determination Date, the hypothetical Stock Return of each Basket Stock is greater than zero. Because of the Auto-Cap, the Performance Level of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap. Therefore, even though the hypothetical Average Stock Return is 2.55%, the hypothetical Average Performance Level is 10.00%. As a result, the hypothetical Coupon Rate for April     , 2017 is 10.00%.

These examples and the table below are for illustration only. The Coupon Rate on one or more Coupon Payment Dates may be limited to the Minimum Coupon Rate.

Variable Coupon Notes	TS-4

		April , 2012			April , 2013			April , 2014
	Initial Share Price	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level
American Express Company	46.86	39.36	-16.01%	-16.01%	41.94	-10.50%	-10.50%	48.73	3.99%	10.00%
Apple Inc.	363.13	290.50	-20.00%	-20.00%	326.82	-10.00%	-10.00%	384.92	6.00%	10.00%
Barrick Gold Corporation	49.72	37.29	-25.00%	-25.00%	44.25	-11.00%	-11.00%	50.22	1.01%	10.00%
Cisco Systems, Inc.	18.58	13.01	-29.98%	-29.98%	19.14	3.01%	10.00%	20.03	7.80%	10.00%
Citigroup Inc.	4.90	3.87	-21.02%	-21.02%	5.02	2.45%	10.00%	5.15	5.10%	10.00%
Corning Incorporated	22.28	16.26	-27.02%	-27.02%	23.17	3.99%	10.00%	23.06	3.50%	10.00%
Ford Motor Company	16.05	13.16	-18.01%	-18.01%	14.20	-11.53%	-11.53%	16.77	4.49%	10.00%
Goldcorp, Inc.	44.30	39.87	-10.00%	-10.00%	38.10	-14.00%	-14.00%	47.71	7.70%	10.00%
Halliburton Company	47.49	40.37	-14.99%	-14.99%	41.79	-12.00%	-12.00%	47.96	0.99%	10.00%
Home Depot Inc.	37.86	29.53	-22.00%	-22.00%	39.00	3.01%	10.00%	40.70	7.50%	10.00%
Las Vegas Sands Corp.	48.27	41.99	-13.01%	-13.01%	50.68	4.99%	10.00%	52.01	7.75%	10.00%
QUALCOMM, Inc.	58.54	45.08	-22.99%	-22.99%	49.76	-15.00%	-15.00%	60.88	4.00%	10.00%
SanDisk Corporation	51.36	45.71	-11.00%	-11.00%	55.47	8.00%	10.00%	54.96	7.00%	10.00%
UnitedHealth Group Incorporated	42.50	36.55	-14.00%	-14.00%	36.98	-12.99%	-12.99%	45.60	7.29%	10.00%
Wal-Mart Stores, Inc.	54.55	41.46	-24.00%	-24.00%	57.28	5.00%	10.00%	55.64	2.00%	10.00%
Yahoo! Inc.	17.76	14.74	-17.00%	-17.00%	18.12	2.03%	10.00%	16.87	-5.01%	-5.01%
Hypothetical Average Stock Return		-19.13%			-4.03%			4.44%

Hypothetical Average Performance Level		-19.13%			-1.06%			9.06%

Hypothetical Coupon Rate				2.00%			2.00%			9.06%

		April , 2015			April , 2016			April , 2017
	Initial Share Price	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level
American Express Company	46.86	47.94	2.30%	10.00%	53.89	15.00%	10.00%	46.98	0.26%	10.00%
Apple Inc.	363.13	370.39	2.00%	10.00%	412.15	13.50%	10.00%	370.39	2.00%	10.00%
Barrick Gold Corporation	49.72	9.94	-80.01%	-80.01%	55.19	11.00%	10.00%	52.21	5.01%	10.00%
Cisco Systems, Inc.	18.58	18.97	2.10%	10.00%	20.81	12.00%	10.00%	19.14	3.01%	10.00%
Citigroup Inc.	4.90	5.00	2.04%	10.00%	5.61	14.50%	10.00%	5.06	3.27%	10.00%
Corning Incorporated	22.28	22.50	0.99%	10.00%	25.40	14.00%	10.00%	22.84	2.51%	10.00%
Ford Motor Company	16.05	16.37	1.99%	10.00%	18.62	16.01%	10.00%	16.41	2.24%	10.00%
Goldcorp, Inc.	44.30	45.34	2.35%	10.00%	49.84	12.51%	10.00%	46.74	5.51%	10.00%
Halliburton Company	47.49	48.25	1.60%	10.00%	54.61	14.99%	10.00%	49.39	4.00%	10.00%
Home Depot Inc.	37.86	37.90	0.11%	10.00%	42.78	13.00%	10.00%	38.24	1.00%	10.00%
Las Vegas Sands Corp.	48.27	49.55	2.65%	10.00%	53.58	11.00%	10.00%	50.44	4.50%	10.00%
QUALCOMM, Inc.	58.54	59.18	1.09%	10.00%	69.08	18.00%	10.00%	58.83	0.50%	10.00%
SanDisk Corporation	51.36	56.50	10.01%	10.00%	59.58	16.00%	10.00%	52.13	1.50%	10.00%
UnitedHealth Group Incorporated	42.50	6.38	-84.99%	-85.00%	46.96	10.49%	10.00%	43.99	3.51%	10.00%
Wal-Mart Stores, Inc.	54.55	55.01	0.84%	10.00%	63.82	16.99%	10.00%	54.96	0.75%	10.00%
Yahoo! Inc.	17.76	17.92	0.90%	10.00%	20.78	17.00%	10.00%	17.98	1.24%	10.00%
Hypothetical Average Stock Return		-8.38%			14.13%			2.55%

Hypothetical Average Performance Level		-1.56%			10.00%			10.00%

Hypothetical Coupon Rate				2.00%			10.00%			10.00%

Variable Coupon Notes	TS-5

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement VCN-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	The Coupon Rate on one or more Coupon Payment Dates may be limited to the Minimum Coupon Rate.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	The Coupon Rate that will be applicable to each Coupon Payment Date is limited to the same rate as the Auto-Cap.

▪	Due to the Auto-Cap, a significantly negative Stock Return of one or more Basket Stocks may not be offset by the positive stock return of one or more other Basket Stocks.

▪	Your investment return, if any, may be less than a comparable investment directly in the Basket or the Basket Stocks.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket Stocks.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Coupon Payments will not be affected by all developments relating to the Basket Stocks.

▪	Changes in the value of one or more of the Basket Stocks may be offset by changes in the value of one or more of the other Basket Stocks.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪

You will have no rights of a holder of any of the Basket Stocks, you will have no rights to receive any of the Basket Stocks, and you will not be entitled to dividends or other distributions by the issuers of the Basket Stocks.

▪

Although we or our affiliates may from time to time hold one or more Basket Stocks, we do not control any company included in the Basket and are not responsible for any disclosure made by any other company.

▪	Our business activities relating to the issuers of the Basket Stocks may create conflicts of interest with you.

▪	The issuers of the Basket Stocks have no obligations relating to the notes and we will not perform any due diligence procedures with respect to these issuers.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	The Annual Level of each Basket Stock determined on any Coupon Determination Date is not subject to adjustment for all corporate events.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	You should consider the tax consequences of investing in the notes. See “Certain U.S. Federal Income Taxation Considerations” below and beginning on page S-29 of product supplement VCN-2.

Variable Coupon Notes	TS-6

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Annual Level of each of the Basket Stocks will be greater than the Initial Share Price on each of the Coupon Determination Dates.

▪	You accept that the Coupon Rate applicable to each annual interest period is uncertain and may not be more than the Minimum Coupon Rate.

▪	You accept that the Coupon Rate for each Coupon Payment Date is limited to the same rate as the Auto-Cap.

▪	You seek exposure to the Basket Stocks with no expectation of dividends or other benefits of owning the Basket Stocks.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Annual Level of each of the Basket Stocks will be less than the Initial Share Price on each of the Coupon Determination Dates.

▪	You seek an investment that provides annual interest payments with a guaranteed rate or a floating rate that is not limited to the Auto-Cap.

▪	You want to receive dividends or other distributions paid on the Basket Stocks.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Provisions

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Variable Coupon Notes	TS-7

The Basket Stocks

None of the issuers of the Basket Stocks has authorized or sanctioned the notes or participated in the preparation of this term sheet. Each of these issuers is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information filed electronically by each of the issuers of the Basket Stocks with the SEC can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

This term sheet relates only to the notes and does not relate to the Basket Stocks. We are not offering or selling securities of any of the issuers of the Basket Stocks. The descriptions of the Basket Stocks in this section are derived from the publicly available documents described in the preceding paragraph. None of us or our affiliates has participated in the preparation of these documents, verified the accuracy or the completeness of the information concerning the Basket Stocks included in the publicly available documents or made any due diligence inquiry with respect to the Basket Stocks. We do not make any representation that the publicly available documents or any other publicly available information about the Basket Stocks are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this term sheet (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the value of any of the Basket Stocks have been or will be publicly disclosed. Because each Coupon Payment is related to the value of the Basket Stocks, those events, if any, also would affect the market value of the notes. We do not intend to furnish to you any additional information about the Basket Stocks. Neither we nor any of our affiliates makes any representation to you as to the future performance of any of the Basket Stocks.

We obtained the historical prices of the Basket Stocks shown below from the Bloomberg Financial® service, without independent verification. The historical value of any Basket Stock should not be taken as an indication of its future performance, and we cannot assure you that its Annual Level determined on any Coupon Determination Date will not decrease from its Initial Share Price.

You should make your own investigation into the Basket Stocks.

Historical Data on the Basket Stocks

The following tables set forth the high, low, and period-end closing prices of each of the Basket Stocks on its principal exchange from the first quarter of 2006 through February 16, 2011.

American Express Company

American Express Company is a global payment and travel company. The company’s principal products and services are charge and credit payment card products and travel-related services offered to consumers and businesses around the world. This Basket Stock trades on the New York Stock Exchange under the symbol “AXP.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	54.87	51.40	52.55
	Second Quarter	54.78	51.00	53.22
	Third Quarter	56.08	50.62	56.08
	Fourth Quarter	61.90	55.18	60.67

2007	First Quarter	60.36	54.75	56.40
	Second Quarter	65.07	55.86	61.18
	Third Quarter	65.55	56.74	59.37
	Fourth Quarter	63.23	50.84	52.02

2008	First Quarter	51.04	40.04	43.72
	Second Quarter	51.33	37.67	37.67
	Third Quarter	42.19	32.55	35.43
	Fourth Quarter	35.34	17.23	18.55

2009	First Quarter	21.07	10.26	13.63
	Second Quarter	28.40	14.44	23.24
	Third Quarter	35.84	22.27	33.90
	Fourth Quarter	41.83	32.46	40.52

2010	First Quarter	42.98	36.79	41.26
	Second Quarter	48.05	37.71	39.70
	Third Quarter	45.43	39.21	42.03
	Fourth Quarter	46.37	37.82	42.92

2011	First Quarter (through February 16, 2011)	46.86	43.38	46.86

Variable Coupon Notes	TS-8

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “AAPL.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	85.61	58.72	62.72
	Second Quarter	71.93	56.02	57.12
	Third Quarter	77.74	50.55	77.03
	Fourth Quarter	91.80	73.18	84.84

2007	First Quarter	97.13	83.27	92.91
	Second Quarter	125.09	90.24	122.04
	Third Quarter	154.50	117.05	153.54
	Fourth Quarter	199.83	153.76	198.08

2008	First Quarter	194.97	119.15	143.50
	Second Quarter	189.96	147.14	167.44
	Third Quarter	179.69	105.26	113.66
	Fourth Quarter	111.04	80.49	85.35

2009	First Quarter	109.87	78.20	105.12
	Second Quarter	144.67	108.69	142.43
	Third Quarter	186.15	135.40	185.37
	Fourth Quarter	211.64	180.76	210.86

2010	First Quarter	235.83	192.00	234.93
	Second Quarter	274.16	235.86	251.53
	Third Quarter	292.46	240.16	283.75
	Fourth Quarter	325.47	278.64	322.56

2011	First Quarter (through February 16, 2011)	363.13	326.72	363.13

Barrick Gold Corporation

Barrick Gold Corporation is an international gold company with operating mines and development projects in the United States, Canada, South America, Australia, and Africa. This Basket Stock trades on the New York Stock Exchange under the symbol “ABX.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	31.46	25.65	27.24
	Second Quarter	35.23	26.89	29.60
	Third Quarter	34.04	28.28	30.72
	Fourth Quarter	31.50	28.34	30.70

2007	First Quarter	32.11	27.42	28.55
	Second Quarter	31.17	27.99	29.07
	Third Quarter	40.94	29.60	40.28
	Fourth Quarter	46.98	37.39	42.05

2008	First Quarter	53.57	41.94	43.45
	Second Quarter	46.04	37.36	45.50
	Third Quarter	50.39	26.60	36.74
	Fourth Quarter	37.36	18.14	36.77

2009	First Quarter	39.58	26.04	32.42
	Second Quarter	38.08	27.53	33.55
	Third Quarter	40.04	31.48	37.90
	Fourth Quarter	47.93	34.58	39.38

2010	First Quarter	41.76	34.00	38.34
	Second Quarter	46.38	39.11	45.41
	Third Quarter	47.22	40.03	46.29
	Fourth Quarter	54.83	45.45	53.18

2011	First Quarter (through February 16, 2011)	52.59	46.13	49.72

Variable Coupon Notes	TS-9

Cisco Systems, Inc.

Cisco Systems, Inc. supplies data networking products for the Internet. The company’s Internet Protocol-based networking solutions are installed at corporations, public institutions and telecommunication companies worldwide. The company’s solutions transport data, voice, and video within buildings, across campuses, and around the world. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “CSCO.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	21.97	17.45	21.67
	Second Quarter	21.86	19.30	19.53
	Third Quarter	23.50	17.24	23.00
	Fourth Quarter	27.63	22.98	27.33

2007	First Quarter	28.93	25.30	25.53
	Second Quarter	28.36	25.40	27.85
	Third Quarter	33.22	27.89	33.11
	Fourth Quarter	34.08	26.96	27.07

2008	First Quarter	26.75	22.86	24.09
	Second Quarter	27.54	23.11	23.26
	Third Quarter	24.91	21.04	22.56
	Fourth Quarter	21.95	14.47	16.30

2009	First Quarter	17.79	13.62	16.77
	Second Quarter	20.10	16.85	18.64
	Third Quarter	23.66	18.13	23.54
	Fourth Quarter	24.38	22.67	23.94

2010	First Quarter	26.65	22.47	26.03
	Second Quarter	27.57	21.31	21.31
	Third Quarter	24.77	20.05	21.90
	Fourth Quarter	24.51	19.07	20.23

2011	First Quarter (through February 16, 2011)	22.06	18.58	18.58

Citigroup Inc.

Citigroup Inc. is a diversified financial services holding company that provides a broad range of financial services to consumer and corporate customers around the world. The company’s services include investment banking, retail brokerage, corporate banking, and cash management products and services. This Basket Stock trades on the New York Stock Exchange under the symbol “C.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	49.29	45.05	47.23
	Second Quarter	50.37	47.41	48.24
	Third Quarter	50.23	46.40	49.67
	Fourth Quarter	56.41	49.38	55.70

2007	First Quarter	55.25	48.75	51.34
	Second Quarter	55.20	51.05	51.29
	Third Quarter	52.84	45.30	46.67
	Fourth Quarter	48.32	29.29	29.44

2008	First Quarter	29.69	18.62	21.42
	Second Quarter	26.81	16.76	16.76
	Third Quarter	21.12	14.03	20.51
	Fourth Quarter	23.00	3.77	6.71

2009	First Quarter	7.46	1.02	2.53
	Second Quarter	4.02	2.68	2.97
	Third Quarter	5.23	2.59	4.84
	Fourth Quarter	5.00	3.20	3.31

2010	First Quarter	4.31	3.15	4.05
	Second Quarter	4.97	3.63	3.76
	Third Quarter	4.30	3.66	3.90
	Fourth Quarter	4.81	3.95	4.73

2011	First Quarter (through February 16, 2011)	5.13	4.72	4.90

Variable Coupon Notes	TS-10

Corning Incorporated

Corning Incorporated is a global, technology-based company. The company produces optical fiber, cable, and photonic components for the telecommunications industry, as well as manufactures glass panels, funnels, liquid crystal display glass and projection video lens assemblies for the information display industry. This Basket Stock trades on the New York Stock Exchange under the symbol “GLW.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	27.98	20.05	26.91
	Second Quarter	29.09	20.88	24.19
	Third Quarter	24.73	17.82	24.41
	Fourth Quarter	25.20	18.71	18.71

2007	First Quarter	23.12	18.46	22.74
	Second Quarter	26.34	22.72	25.55
	Third Quarter	27.22	22.46	24.65
	Fourth Quarter	26.29	21.31	23.99

2008	First Quarter	25.14	21.31	24.04
	Second Quarter	27.77	23.05	23.05
	Third Quarter	22.60	14.51	15.64
	Fourth Quarter	15.30	7.82	9.53

2009	First Quarter	14.23	9.13	13.27
	Second Quarter	16.37	13.46	16.06
	Third Quarter	17.00	14.22	15.31
	Fourth Quarter	19.34	14.52	19.31

2010	First Quarter	20.49	17.21	20.21
	Second Quarter	20.92	16.00	16.15
	Third Quarter	19.24	15.68	18.28
	Fourth Quarter	19.43	17.44	19.32

2011	First Quarter (through February 16, 2011)	23.37	18.98	22.28

Ford Motor Company

Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary. This Basket Stock trades on the New York Stock Exchange under the symbol “F.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	8.93	7.55	7.96
	Second Quarter	7.95	6.36	6.93
	Third Quarter	9.19	6.19	8.09
	Fourth Quarter	9.03	6.88	7.51

2007	First Quarter	8.73	7.51	7.89
	Second Quarter	9.49	7.74	9.42
	Third Quarter	9.64	7.50	8.49
	Fourth Quarter	9.20	6.70	6.73

2008	First Quarter	6.85	5.11	5.72
	Second Quarter	8.48	4.81	4.81
	Third Quarter	6.03	4.17	5.20
	Fourth Quarter	4.55	1.26	2.29

2009	First Quarter	2.94	1.58	2.63
	Second Quarter	6.41	2.74	6.07
	Third Quarter	8.44	5.35	7.21
	Fourth Quarter	10.20	6.84	10.00

2010	First Quarter	14.10	10.28	12.57
	Second Quarter	14.46	9.88	10.08
	Third Quarter	13.16	10.16	12.24
	Fourth Quarter	17.00	12.26	16.79

2011	First Quarter (through February 16, 2011)	18.79	15.40	16.05

Variable Coupon Notes	TS-11

Goldcorp, Inc.

Goldcorp, Inc. is a North American gold producer. The company has gold mining operations in the United States, Canada, Mexico, Brazil, Argentina, and Australia. Goldcorp owns the Red Lake mine in Ontario. This Basket Stock trades on the New York Stock Exchange under the symbol “GG.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	29.43	23.57	29.25
	Second Quarter	40.67	24.70	30.22
	Third Quarter	31.30	21.98	23.60
	Fourth Quarter	31.18	21.13	28.44

2007	First Quarter	28.84	23.29	24.02
	Second Quarter	26.76	22.49	23.69
	Third Quarter	30.56	21.56	30.56
	Fourth Quarter	37.08	29.78	33.93

2008	First Quarter	45.59	33.93	38.75
	Second Quarter	46.36	34.47	46.17
	Third Quarter	51.06	25.20	31.63
	Fourth Quarter	32.20	15.06	31.53

2009	First Quarter	34.93	24.31	33.32
	Second Quarter	39.73	27.01	34.75
	Third Quarter	42.93	32.93	40.37
	Fourth Quarter	45.92	36.23	39.34

2010	First Quarter	42.45	33.22	37.22
	Second Quarter	46.22	38.28	43.85
	Third Quarter	44.34	38.76	43.52
	Fourth Quarter	47.83	41.87	45.98

2011	First Quarter (through February 16, 2011)	45.03	39.69	44.30

Halliburton Company

Halliburton Company provides energy services and engineering and construction services, as well as manufactures products for the energy industry. The company offers services and products and integrated solutions to customers in the exploration, development, and production of oil and natural gas. This Basket Stock trades on the New York Stock Exchange under the symbol “HAL.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	40.43	32.30	36.51
	Second Quarter	41.67	34.14	37.11
	Third Quarter	37.79	27.84	28.45
	Fourth Quarter	33.74	26.57	31.05

2007	First Quarter	32.40	28.27	31.74
	Second Quarter	36.71	31.09	34.50
	Third Quarter	38.95	31.97	38.40
	Fourth Quarter	41.48	35.08	37.91

2008	First Quarter	39.33	31.75	39.33
	Second Quarter	53.07	39.42	53.07
	Third Quarter	53.91	30.29	32.39
	Fourth Quarter	30.32	13.46	18.18

2009	First Quarter	21.16	14.78	15.47
	Second Quarter	24.33	15.55	20.70
	Third Quarter	28.32	18.72	27.12
	Fourth Quarter	31.75	25.74	30.09

2010	First Quarter	34.60	28.10	30.13
	Second Quarter	34.96	21.15	24.55
	Third Quarter	33.40	24.98	33.07
	Fourth Quarter	41.15	31.40	40.83

2011	First Quarter (through February 16, 2011)	47.49	38.17	47.49

Variable Coupon Notes	TS-12

Home Depot Inc.

The Home Depot, Inc. is a home improvement retailer that sells building materials and home improvement products. The company sells a wide assortment of building materials, home improvement and lawn and garden products and provides a number of services. The company operates throughout the U.S. (including Puerto Rico, the Virgin Islands and Guam), Canada, China, and Mexico. This Basket Stock trades on the New York Stock Exchange under the symbol “HD.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	43.81	38.73	42.30
	Second Quarter	42.65	35.79	35.79
	Third Quarter	37.22	33.13	36.27
	Fourth Quarter	40.16	35.76	40.16

2007	First Quarter	41.76	36.74	36.74
	Second Quarter	40.03	36.79	39.35
	Third Quarter	40.94	32.44	32.44
	Fourth Quarter	34.22	25.94	26.94

2008	First Quarter	30.67	24.71	27.97
	Second Quarter	30.12	23.42	23.42
	Third Quarter	30.16	21.46	25.89
	Fourth Quarter	25.92	18.51	23.02

2009	First Quarter	25.26	18.00	23.56
	Second Quarter	26.34	22.68	23.63
	Third Quarter	28.23	22.40	26.64
	Fourth Quarter	29.29	24.96	28.93

2010	First Quarter	32.75	27.34	32.35
	Second Quarter	36.49	28.07	28.07
	Third Quarter	31.81	27.07	31.68
	Fourth Quarter	35.24	30.21	35.06

2011	First Quarter (through February 16, 2011)	37.98	34.38	37.86

Las Vegas Sands Corp.

Las Vegas Sands Corp. owns and operates casino resorts and convention centers. The company operates in the United States, Macau and Singapore. The company’s casinos offer a wide range of gaming activities and entertainment as well as overnight accommodations, while its expo centers host a wide range of entertainment shows, expositions, and other activities. This Basket Stock trades on the New York Stock Exchange under the symbol “LVS.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	56.72	38.68	56.66
	Second Quarter	77.86	55.00	77.86
	Third Quarter	77.15	59.41	68.35
	Fourth Quarter	97.00	67.77	89.48

2007	First Quarter	108.59	81.02	86.61
	Second Quarter	90.74	72.83	76.39
	Third Quarter	139.71	76.64	133.42
	Fourth Quarter	144.56	103.05	103.05

2008	First Quarter	100.32	71.85	73.64
	Second Quarter	81.50	47.10	47.44
	Third Quarter	56.87	31.83	36.11
	Fourth Quarter	31.32	3.23	5.93

2009	First Quarter	8.48	1.42	3.01
	Second Quarter	11.34	3.74	7.86
	Third Quarter	19.56	6.65	16.84
	Fourth Quarter	18.28	13.17	14.94

2010	First Quarter	21.90	15.37	21.15
	Second Quarter	27.04	19.85	22.14
	Third Quarter	35.59	21.59	34.85
	Fourth Quarter	52.80	35.19	45.95

2011	First Quarter (through February 16, 2011)	50.60	45.04	48.27

Variable Coupon Notes	TS-13

QUALCOMM, Inc.

QUALCOMM, Inc. manufactures digital wireless communications equipment. The company licenses its code division multiple access (CDMA) and orthogonal frequency division multiplexing access intellectual property to other companies, and produces CDMA-based integrated circuits; and produces equipment and software used to track workers and assets; and software for wireless content enablement. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “QCOM.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	50.85	44.00	50.61
	Second Quarter	52.74	38.69	40.07
	Third Quarter	39.46	33.31	36.35
	Fourth Quarter	39.84	34.66	37.79

2007	First Quarter	43.73	37.15	42.66
	Second Quarter	46.38	41.02	43.39
	Third Quarter	45.35	36.09	42.26
	Fourth Quarter	43.38	37.29	39.35

2008	First Quarter	43.79	35.97	41.00
	Second Quarter	50.42	41.19	44.37
	Third Quarter	56.39	39.88	42.97
	Fourth Quarter	42.48	29.21	35.83

2009	First Quarter	39.54	32.78	38.91
	Second Quarter	46.34	39.36	45.20
	Third Quarter	48.45	43.06	44.98
	Fourth Quarter	46.86	40.68	46.26

2010	First Quarter	49.47	35.56	41.99
	Second Quarter	43.29	32.84	32.84
	Third Quarter	45.12	31.96	45.12
	Fourth Quarter	49.99	43.89	49.49

2011	First Quarter (through February 16, 2011)	58.64	50.21	58.54

SanDisk Corporation

SanDisk Corporation supplies flash data storage products. The company designs, manufactures, and markets industry-standard, solid-state data, digital imaging, and audio storage products using its patented, high-density flash memory and controller technology. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “SNDK.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	77.22	53.06	57.52
	Second Quarter	65.54	49.92	50.98
	Third Quarter	58.92	37.51	53.54
	Fourth Quarter	61.84	42.06	43.03

2007	First Quarter	45.75	36.42	43.80
	Second Quarter	48.94	41.86	48.94
	Third Quarter	58.10	47.60	55.10
	Fourth Quarter	55.08	33.17	33.17

2008	First Quarter	33.17	20.60	22.57
	Second Quarter	33.10	18.70	18.70
	Third Quarter	22.52	13.35	19.55
	Fourth Quarter	20.65	5.32	9.60

2009	First Quarter	13.37	7.65	12.65
	Second Quarter	16.44	12.21	14.69
	Third Quarter	22.93	13.33	21.70
	Fourth Quarter	30.13	19.66	28.99

2010	First Quarter	35.25	25.42	34.63
	Second Quarter	49.70	34.71	42.07
	Third Quarter	46.37	33.24	36.65
	Fourth Quarter	51.64	36.28	49.86

2011	First Quarter (through February 16, 2011)	53.25	45.37	51.36

Variable Coupon Notes	TS-14

UnitedHealth Group Incorporated

UnitedHealth Group Incorporated owns and manages organized health systems in the United States and internationally. The company provides employers products and resources to plan and administer employee benefit programs. The company also serves the health needs of older Americans, provides specialized care services, and provides health care information and research to providers and payers. This Basket Stock trades on the New York Stock Exchange under the symbol “UNH.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	62.90	54.32	55.86
	Second Quarter	55.47	42.09	44.78
	Third Quarter	52.53	44.83	49.20
	Fourth Quarter	53.93	45.27	53.73

2007	First Quarter	56.88	50.88	52.97
	Second Quarter	55.33	51.14	51.14
	Third Quarter	53.58	46.33	48.43
	Fourth Quarter	58.99	47.05	58.20

2008	First Quarter	56.93	33.84	34.36
	Second Quarter	38.08	25.97	26.25
	Third Quarter	33.01	21.00	25.39
	Fourth Quarter	27.04	16.30	26.60

2009	First Quarter	29.99	16.35	20.93
	Second Quarter	28.87	20.54	24.98
	Third Quarter	29.92	23.91	25.04
	Fourth Quarter	32.32	24.04	30.48

2010	First Quarter	35.13	31.48	32.67
	Second Quarter	33.41	28.40	28.40
	Third Quarter	35.73	27.85	35.11
	Fourth Quarter	38.05	33.95	36.11

2011	First Quarter (through February 16, 2011)	43.04	37.13	42.50

Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. The company’s discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. The company’s markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally. This Basket Stock trades on the New York Stock Exchange under the symbol “WMT.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	48.54	44.74	47.24
	Second Quarter	49.65	45.03	48.17
	Third Quarter	49.81	43.02	49.32
	Fourth Quarter	51.75	45.54	46.18

2007	First Quarter	50.26	45.73	46.95
	Second Quarter	51.21	46.33	48.11
	Third Quarter	49.15	42.27	43.65
	Fourth Quarter	49.43	42.90	47.53

2008	First Quarter	53.62	45.72	52.68
	Second Quarter	59.80	54.08	56.20
	Third Quarter	63.17	56.02	59.89
	Fourth Quarter	59.73	49.67	56.06

2009	First Quarter	57.18	46.42	52.10
	Second Quarter	53.80	47.87	48.44
	Third Quarter	51.88	47.57	49.09
	Fourth Quarter	54.96	49.00	53.45

2010	First Quarter	55.99	52.61	55.60
	Second Quarter	55.53	48.07	48.07
	Third Quarter	54.08	48.00	53.52
	Fourth Quarter	55.36	53.25	53.93

2011	First Quarter (through February 16, 2011)	57.57	53.73	54.55

Variable Coupon Notes	TS-15

Yahoo! Inc

Yahoo! Inc. is a global Internet media company that offers an online guide to Web navigation, aggregated information content, communication services, and commerce. The company’s site includes a hierarchical, subject-based directory of Web sites, which enables users to locate and access information and services through hypertext links included in the directory. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “YHOO.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	43.42	30.07	32.26
	Second Quarter	33.53	29.00	33.00
	Third Quarter	33.38	24.65	25.28
	Fourth Quarter	28.49	23.04	25.54

2007	First Quarter	32.10	25.61	31.29
	Second Quarter	32.09	26.98	27.13
	Third Quarter	27.50	22.52	26.84
	Fourth Quarter	33.63	23.02	23.26

2008	First Quarter	29.98	19.05	28.93
	Second Quarter	28.67	20.66	20.66
	Third Quarter	24.64	16.88	17.30
	Fourth Quarter	16.96	8.95	12.20

2009	First Quarter	14.12	11.01	12.81
	Second Quarter	16.67	12.75	15.66
	Third Quarter	17.81	14.18	17.81
	Fourth Quarter	17.67	14.97	16.78

2010	First Quarter	17.23	14.79	16.53
	Second Quarter	18.97	13.83	13.83
	Third Quarter	15.52	13.08	14.17
	Fourth Quarter	17.02	14.23	16.63

2011	First Quarter (through February 16, 2011)	17.76	15.58	17.76

Variable Coupon Notes	TS-16

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-29 of product supplement VCN-2, which you should carefully review prior to investing in the notes. For purposes of that discussion, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement VCN-2.

Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

A U.S. Holder will be required to recognize interest income equal to the amount of any “positive adjustment” for a note for the taxable year in which a contingent payment is paid (including a payment of interest at maturity). A positive adjustment is the excess of actual payments in respect of contingent payments over the projected amount of contingent payments. A U.S. Holder also will be required to account for any “negative adjustment” for a taxable year in which a contingent payment is paid. A negative adjustment is the excess of the projected amounts of contingent payments over actual payments in respect of the contingent payments. A net negative adjustment is the amount by which total negative adjustments in a taxable year exceed total positive adjustments in such taxable year. A net negative adjustment (1) will first reduce the amount of interest for the note that a U.S. Holder would otherwise be required to include in income in the taxable year, and (2) to the extent of any excess, will result in an ordinary loss equal to that portion of the excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above in (1) and (2) will be carried forward to offset future interest income on the note or to reduce the amount realized on a sale, exchange, or redemption of the note and, in the case of a payment at maturity, should result in a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

The following table assumes an expected issue date of April 4, 2011 and maturity date of April 4, 2017 for the notes and is based upon a hypothetical projected payment schedule and a hypothetical comparable yield equal to 4.1828% per annum (compounded annually), that we established for the notes, and shows the amounts of ordinary income from a note that an initial U.S. Holder that holds the note until maturity and pays taxes on a calendar year basis should be required to report each calendar year. The following tables are for illustrative purposes only. The actual tables will be completed on the pricing date and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10.00 principal amount per unit of the notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $10.00 principal amount per unit of the notes)
April 4, 2011 through December 31, 2011	$0.3091	$0.3091
January 1, 2012 through December 31, 2012	$0.4183	$0.7274
January 1, 2013 through December 31, 2013	$0.4183	$1.1457
January 1, 2014 through December 31, 2014	$0.4183	$1.5640
January 1, 2015 through December 31, 2015	$0.4183	$1.9823
January 1, 2016 through December 31, 2016	$0.4183	$2.4005
January 1, 2017 through April 4, 2017	$0.1092	$2.5097

In addition, we have determined the hypothetical projected payment schedule for the notes as follows:

Date	Projected Payment
April 4, 2012	$0.4183
April 4, 2013	$0.4183
April 4, 2014	$0.4183
April 4, 2015	$0.4183
April 4, 2016	$0.4183
April 4, 2017	$10.4183

You should be aware that these amounts are not calculated or provided for any purposes other than the determination of a U.S. Holder’s interest accruals and adjustments with respect to the notes for U.S. federal income tax purposes. By providing the table above and the projected payment schedule, we make no representations regarding the actual amounts of interest payments on the notes.

Upon a sale, exchange, or redemption of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or redemption and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations), and decreased by the amount of any projected payments for previous periods on the note. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the note.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects

Variable Coupon Notes	TS-17

of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-29 of product supplement VCN-2.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement VCN-2 dated October 26, 2010:

http://www.sec.gov/Archives/edgar/data/70858/000119312510236590/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Enhanced Income

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

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Market Access

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

Enhanced Return

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market-downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Variable Coupon Notes	TS-18